US Ecology Announces Third Quarter 2017 Results

Net Income of $8.4 Million; Adjusted EBITDA of $27.1 Million; Quarter Negatively Impacted by Hurricanes and Unanticipated Costs; Lowers 2017 Full Year Outlook on Third Quarter Performance and Volume Push to 2018

BOISE, ID -- (Marketwired - October 26, 2017) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported total revenue of $134.1 million and net income of $8.4 million, or $0.38 per diluted share, for the quarter-ended September 30, 2017. Adjusted earnings per share, which excludes foreign currency translation gains and losses and business development expenses, was $0.37 per diluted share in the third quarter of 2017.

"Overall business conditions continue to improve; however, revenue and costs from two hurricanes as well as other unanticipated charges have offset a number of very positive trends we are seeing in our business and resulted in the third quarter not materializing as expected," commented Chairman and Chief Executive Officer, Jeff Feeler. "In our Environmental Services segment, we experienced growth of approximately 3% in Base Business, adjusting for the impacts of Hurricane Harvey, and our Event Business experienced substantial improvement, growing 40% over the same quarter last year. Though Event Business growth was strong, this was lower than we expected and volume has continued to be pushed out, with some volume now expected to shift into the first quarter of 2018. I continue to be pleased with the progress in our business and the investments we are making to position ourselves for sustained growth."

"During the quarter we experienced lower revenue and higher expenses in our business as a result of Hurricanes Harvey and Irma," commented Executive Vice President and Chief Financial Officer, Eric Gerratt. "We were fortunate that our team members were safe and that our Robstown, Texas and Tampa, Florida facilities didn't suffer any major damage. However, we did shut down operations for several days and continue to see delays in shipments in the Texas market. In addition to lower revenue, we incurred over $1 million in direct hurricane-related expenses in the third quarter, primarily related to storm water management at our Texas facility. We also absorbed a one-time $1.1 million charge related to a property tax assessment that we are in the process of appealing. Finally, while we have reached agreement with our insurance carriers and now expect $2.6 million of business interruption proceeds related to the treatment facility that was damaged in our first quarter, we expect to record the proceeds in the fourth quarter of 2017 instead of the third quarter, as previously expected."

Total revenue for the third quarter of 2017 was $134.1 million, up from $124.8 million in the same quarter last year. Revenue for the Environmental Services ("ES") segment was $97.7 million for the third quarter of 2017, up 11% from $87.8 million reported in the third quarter of 2016. A 9% increase in treatment and disposal ("T&D") revenue as well as a 21% increase in transportation revenue drove the improvement from the third quarter of 2016. Revenue for the Field and Industrial Services ("FIS") segment was $36.4 million for the third quarter of 2017 compared to $37.0 million in the same period of 2016, reflecting the expiration of a contract that was not renewed in late 2016 and softer overall market conditions for industrial and remediation services.

Gross profit for the third quarter of 2017 was $37.7 million, down from $39.4 million in the same quarter last year. Gross profit for the ES segment was $33.1 million in the third quarter of 2017, down from $33.6 million in the same quarter of 2016. T&D gross margin for the ES segment declined to 38% for the third quarter of 2017 from 43% in the third quarter of 2016, driven primarily by a less favorable service mix and incremental costs associated with Hurricane Harvey that impacted our Robstown, Texas operation. Gross profit for the FIS segment in the third quarter of 2017 was $4.6 million compared to gross profit of $5.7 million in the third quarter of 2016. The decline was due to lower route density in our small quantity generation services as we rebuild and replace lost business in the prior year, and a less favorable service mix in our industrial service and remediation business.

Selling, general and administrative ("SG&A") expense for the third quarter of 2017 was $22.4 million compared with $18.4 million in the same quarter last year. SG&A expense increased in the third quarter of 2017 compared to the same period last year due to higher labor and incentive compensation and approximately $1.1 million related to a property tax assessment for tax years 2015-2017 associated with our 2014 acquisition of EQ Holdings, Inc., that the Company is in the process of appealing. The increase in SG&A is also partially due to insurance recoveries received in the third quarter of 2016 that did not repeat in the third quarter of 2017.

Operating income for the third quarter of 2017 was $15.3 million compared to $20.9 million in the third quarter of 2016.

Net interest expense for the third quarter of 2017 was $2.8 million, down from $4.3 million in the third quarter of 2016. The decrease was the result of a lower interest rate on our new credit facility and reduced debt levels in the third quarter of 2017 compared to the third quarter of 2016.

The Company's consolidated effective income tax rate for the third quarter of 2017 was 35.8%, down from 38.3% for the third quarter of 2016. The decrease was due primarily to a higher proportion of earnings from our Canadian operations in the third quarter of 2017, which are taxed at a lower corporate tax rate. This decrease was partially offset by a higher U.S. effective tax rate in the third quarter of 2017 compared to the third quarter of 2016.

Net income for the third quarter of 2017 was $8.4 million, or $0.38 per diluted share, compared to $10.1 million, or $0.46 per diluted share, in the third quarter of 2016. Adjusted earnings per share, which excludes foreign currency translation gains and losses, the loss on sale of divested businesses, and business development expenses, was $0.37 per diluted share in the third quarter of 2017, compared to $0.47 per diluted share for the third quarter of 2016.

Adjusted EBITDA for the third quarter of 2017 was $27.1 million, down 15% from $31.7 million in the same period last year.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

Year-To-Date Results

Total revenue for the first nine months of 2017 was $370.3 million, up from $360.5 million in the first nine months of 2016. Revenue for the ES segment was $268.6 million for the first nine months of 2017, up from $252.1 million in the same period of 2016. This increase consisted of a 6% increase in T&D revenue and a 7% increase in transportation revenue compared to the first nine months of 2016. Revenue for the FIS segment was $101.8 million for the first nine months of 2017 compared to $108.4 million in the same period of 2016, reflecting the expiration of a contract that was not renewed and softer overall market conditions for industrial and remediation services.

Gross profit for the first nine months of 2017 was $105.5 million, down from $111.5 million in the same period last year. Gross profit for the ES segment was $92.5 million in the first nine months of 2017, down from $94.7 million in the first nine months of 2016. T&D gross margin for the ES segment was 38% for the first nine months of 2017 compared to 42% for the first nine months of 2016, driven by the March 2017 shutdown of one of our large treatment facilities due to wind damage, expenses associated with the hurricanes in the Gulf Coast and Florida, and a less favorable service mix. Gross profit for the FIS segment in the first nine months of 2017 was $13.0 million. This compares to $16.8 million in the first nine months of 2016. The decline was due to lower route density in our small quantity generation services as we rebuild and replace lost business from the prior year and less favorable service mix in our industrial service and remediation business.

SG&A expense for the first nine months of 2017 was $62.2 million compared with $57.7 million in the same period last year. The increase in SG&A expense was primarily due to higher labor and incentive compensation and higher property taxes, partially offset by higher insurance recoveries and lower bad debt expense in the first nine months of 2017 compared to the same period in 2016.

Operating income for the first nine months of 2017 was $43.3 million, down 19% from $53.8 million in the first nine months of 2016.

Net interest expense for the first nine months of 2017 was $15.3 million, up from $13.1 million in the first nine months of 2016. Interest expense for the first nine months of 2017 included the non-cash charge of $5.5 million associated with the write-off of deferred financing fees related to our former credit facility that was refinanced in April 2017. Excluding the non-cash deferred financing fees charge, interest expense decreased compared to the first nine months of 2016 resulting from a lower interest rate on our new credit facility and reduced debt levels.

The Company's consolidated effective income tax rate for the first nine months of 2017 was 36.0%, down from 38.8% for the first nine months of 2016. This decrease primarily reflects a higher proportion of earnings from our Canadian operations, which are taxed at a lower corporate tax rate. This decrease was partially offset by a higher U.S. effective tax rate in the first nine months of 2017 compared to the first nine months of 2016.

Net income for the first nine months of 2017 was $18.6 million, or $0.85 per diluted share, compared to $26.6 million, or $1.22 per diluted share, in the first nine months of 2016. Adjusted earnings per share, which excludes foreign currency translation gains and losses, the gain on sale of divested businesses, the non-cash write-off of deferred financing fees, and business development expenses, was $0.99 per diluted share in the first nine months of 2017 compared to $1.16 per diluted share for the first nine months of 2016.

Adjusted EBITDA for the first nine months of 2017 was $78.1 million, down 9% from $85.5 million in the same period last year.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

2017 Outlook

"Unexpected charges, weather conditions and the continued deferral of volume into future periods negatively impacted our third quarter results," added Feeler. "Despite these headwinds, we are continuing to see improving business conditions in both our Base and Event Business. We still anticipate Base Business to grow in the 3-5% range for the balance of the year. Our pipeline of project based Event Business continues to be strong with activity that is expected to result in sequential growth in the fourth quarter of 2017. Our Field Services business continues to win contracts, which, while requiring us to make investments in the current year, are expected to yield benefits in 2018 and beyond. Despite these positives in our business, the impacts of Hurricane Harvey, the property tax assessment charge, a less favorable service mix and Event Business shifting to 2018 will be difficult to overcome in one quarter. As a result, we now expect that our 2017 full year adjusted EBITDA will range from $114 million to $119 million. This compares to our previous 2017 adjusted EBITDA guidance at the lower end of a $120 million to $130 million range. Adjusted earnings per share is now expected to range from $1.60 to $1.72 for the full year 2017. Our previous adjusted earnings per share guidance was $1.69 to $1.93 per share."

The following table reconciles our projected net income to our adjusted EBITDA guidance range:

                                                      For the Year Ending
                                                      December 31, 2017
                                                   -------------------------
(in thousands)                                         Low         High
                                                   ------------ ------------

Net Income                                         $    31,900  $    34,600
  Income tax expense                                    18,900       20,400
  Interest expense                                      18,100       18,100
  Other income                                          (1,200)      (1,200)
  Depreciation and amortization of plant and
   equipment                                            28,300       29,100
  Amortization of intangible assets                      9,900        9,900
  Stock-based compensation                               3,900        3,900
  Accretion of closure & post-closure obligations        4,200        4,200
                                                   ------------ ------------
Adjusted EBITDA                                    $   114,000  $   119,000
                                                   ============ ============

The following table reconciles our projected diluted earnings per share to our projected adjusted diluted earnings per share range:

                                                      For the Year Ending
                                                      December 31, 2017
                                                   -------------------------
                                                       Low         High
                                                   ------------ ------------

Earnings per diluted share                         $      1.46  $      1.58

Adjustments:
  Non-cash foreign currency translation gain             (0.03)       (0.03)
  Non-cash write-off of deferred financing fees
   related to former credit agreement                     0.16         0.16
  Plus: Business development costs                        0.01         0.01
                                                   ------------ ------------

As Adjusted                                        $      1.60  $      1.72
                                                   ============ ============

Dividend

On October 2, 2017, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 20, 2017. The $3.9 million dividend will be paid on October 27, 2017.

Conference Call

US Ecology, Inc. will hold an investor conference call on Friday, October 27, 2017 at 10:00 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 3, 2017 by calling 877-344-7529 or 412-317-0088 and using the passcode 10112963. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. US Ecology has been protecting the environment since 1952 and has operations in the United States, Canada and Mexico. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to repurchase shares or pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

                             US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (unaudited)

                            Three Months Ended         Nine Months Ended
                              September 30,             September 30,
                         ------------------------- -------------------------
                            2017         2016         2017         2016
                         ------------ ------------ ------------ ------------
Revenue
 Environmental Services  $    97,661  $    87,785  $   268,555  $   252,106
 Field & Industrial
  Services                    36,393       37,039      101,790      108,387
                         ------------ ------------ ------------ ------------

  Total                      134,054      124,824      370,345      360,493

Gross Profit
 Environmental Services       33,146       33,636       92,506       94,685
 Field & Industrial
  Services                     4,587        5,718       12,996       16,783
                         ------------ ------------ ------------ ------------

  Total                       37,733       39,354      105,502      111,468

Selling, General &
 Administrative Expenses
 Environmental Services        7,074        4,676       18,066       15,791
 Field & Industrial
  Services                     2,318        2,657        7,586        7,732
 Corporate                    13,052       11,106       36,506       34,160
                         ------------ ------------ ------------ ------------

  Total                       22,444       18,439       62,158       57,683
                         ------------ ------------ ------------ ------------

Operating income              15,289       20,915       43,344       53,785

Other income (expense):
 Interest income                  18            8           49           90
 Interest expense             (2,783)      (4,288)     (15,387)     (13,150)
 Foreign currency gain
  (loss)                         275         (224)         521          192
 Other                           234          (19)         537        2,480
                         ------------ ------------ ------------ ------------

  Total other expense         (2,256)      (4,523)     (14,280)     (10,388)

Income before income
 taxes                        13,033       16,392       29,064       43,397
Income tax expense             4,668        6,278       10,465       16,828
                         ------------ ------------ ------------ ------------

Net income               $     8,365  $    10,114  $    18,599  $    26,569
                         ============ ============ ============ ============

Earnings per share:
  Basic                  $      0.38  $      0.47  $      0.86  $      1.22
  Diluted                $      0.38  $      0.46  $      0.85  $      1.22

Shares used in earnings
 per share calculation:

 Basic                        21,774       21,714       21,750       21,700
 Diluted                      21,931       21,804       21,893       21,780

Dividends paid per share $      0.18  $      0.18  $      0.54  $      0.54
                         ============ ============ ============ ============

                             US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (unaudited)

                                                    September     December
                                                    30, 2017     31, 2016
                                                   ------------ ------------
Assets

Current Assets:
  Cash and cash equivalents                        $     9,244  $     7,015
  Receivables, net                                     117,140       96,819
  Prepaid expenses and other current assets             10,463        7,458
  Income tax receivable                                  2,524        4,076
                                                   ------------ ------------
    Total current assets                              139,371      115,368

Property and equipment, net                            230,874      226,237
Restricted cash and investments                          5,812        5,787
Intangible assets, net                                 228,736      234,356
Goodwill                                               194,948      193,621
Other assets                                             2,910        1,031
                                                   ------------ ------------
Total assets                                       $  802,651   $  776,400
                                                   ============ ============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                                 $    13,560  $    13,948
  Deferred revenue                                      12,237        7,820
  Accrued liabilities                                   26,821       22,605
  Accrued salaries and benefits                         13,497       10,720
  Income tax payable                                     1,319          165
  Current portion of closure and post-closure
   obligations                                           2,271        2,256
  Short-term borrowings                                      -        2,177
  Current portion of long-term debt                          -        2,903
                                                   ------------ ------------
    Total current liabilities                          69,705       62,594

Long-term closure and post-closure obligations          74,918       72,826
Long-term debt                                         277,000      274,459
Other long-term liabilities                              4,101        5,164
Deferred income taxes                                   81,265       81,333
                                                   ------------ ------------
  Total liabilities                                   506,989      496,376

Contingencies and commitments

Stockholders' Equity

  Common stock                                             218          218
  Additional paid-in capital                           176,523      172,704
  Retained earnings                                    128,699      121,879
  Treasury stock                                           (68)         (52)
  Accumulated other comprehensive loss                  (9,710)     (14,725)
                                                   ------------ ------------
    Total stockholders' equity                        295,662      280,024
                                                   ------------ ------------
Total liabilities and stockholders' equity         $  802,651   $  776,400
                                                   ============ ============

                             US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (in thousands)
                                (unaudited)

                                                        For the Nine Months
                                                               Ended
                                                          September 30,
                                                       ---------------------
                                                         2017       2016
                                                       ---------- ----------
Cash Flows From Operating Activities:
  Net income                                           $  18,599  $  26,569
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization of property and
     equipment                                            21,007     18,561
    Amortization of intangible assets                      7,586      7,907
    Accretion of closure and post-closure obligations      3,245      3,081
    Gain on disposition of business                            -     (2,035)
    Unrealized foreign currency gain                      (1,500)      (381)
    Deferred income taxes                                 (1,011)    (2,832)
    Share-based compensation expense                       2,954      2,182
    Net loss (gain) on disposal of property and
     equipment                                               287       (228)
    Amortization and write-off of debt issuance costs      5,806      1,583
    Amortization and write-off of debt discount              667        111
    Changes in assets and liabilities:
      Receivables                                        (20,142)     8,713
      Income tax receivable                                1,592      1,102
      Other assets                                        (2,638)       395
      Accounts payable and accrued liabilities             6,174     (6,560)
      Deferred revenue                                     4,228     (1,942)
      Accrued salaries and benefits                        2,676        126
      Income tax payable                                   1,112         63
      Closure and post-closure obligations                (1,277)       (32)
                                                       ---------- ----------
        Net cash provided by operating activities         49,365     56,383

Cash Flows From Investing Activities:
  Purchases of property and equipment                    (26,354)   (22,550)
  Deposit on Vernon acquisition                                -     (5,049)
  Business acquistion (net of cash acquired)                   -     (4,934)
  Purchases of restricted cash and investments              (832)    (1,040)
  Proceeds from disposition of business (net of cash
   divested)                                                   -      2,723
  Proceeds from sale of restricted cash and
   investments                                               807        978
  Proceeds from sale of property and equipment               957        524
                                                       ---------- ----------
        Net cash used in investing activities            (25,422)   (29,348)

Cash Flows From Financing Activities:
  Payments on long-term debt                            (287,040)   (17,326)
  Proceeds from long-term debt                           281,000          -
  Payments on short-term borrowings                      (13,438)   (30,546)
  Proceeds from short term borrowings                     11,260     32,849
  Dividends paid                                         (11,778)   (11,754)
  Deferred financing costs paid                           (2,967)         -
  Proceeds from exercise of stock options                  1,050        229
  Payment of equipment financing obligations                (268)         -
  Other                                                     (121)      (188)
                                                       ---------- ----------
        Net cash used in financing activities            (22,302)   (26,736)

Effect of foreign exchange rate changes on cash              588         95

Increase in cash and cash equivalents                      2,229        394

Cash and cash equivalents at beginning of period           7,015      5,989
                                                       ---------- ----------

Cash and cash equivalents at end of period             $   9,244  $   6,383
                                                       ========== ==========

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before income tax expense, interest expense, interest income, foreign currency gain/loss, other income/expense, depreciation, amortization, stock based compensation, and accretion of closure and post-closure obligations, which are not considered part of usual business operations.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three and nine months ended September 30, 2017 and 2016:

                            Three Months Ended         Nine Months Ended
(in thousands)                September 30,             September 30,
                         ------------------------- -------------------------
                            2017         2016         2017         2016
                         ------------ ------------ ------------ ------------

Net Income               $     8,365  $    10,114  $    18,599  $    26,569
 Income tax expense            4,668        6,278       10,465       16,828
 Interest expense              2,783        4,288       15,387       13,150
 Interest income                 (18)          (8)         (49)         (90)
 Foreign currency (gain)
  loss                          (275)         224         (521)        (192)
 Other (income) expense         (234)          19         (537)      (2,480)
 Depreciation and
  amortization of plant
  and equipment                7,386        6,454       21,007       18,561
 Amortization of
  intangible assets            2,300        2,651        7,586        7,907
 Stock-based
  compensation                   995          605        2,954        2,182
 Accretion and non-cash
  adjustments of closure
  & post-closure
  obligations                  1,090        1,031        3,245        3,081
                         ------------ ------------ ------------ ------------
Adjusted EBITDA          $    27,060  $    31,656  $    78,136  $    85,516
                         ============ ============ ============ ============

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of non-cash foreign currency translation gains or losses, the after-tax impact of non-cash write-off of deferred financing fees related to our former credit agreement, the after-tax impact of business development costs, and the after-tax impact of gains or losses on sales of divested businesses, divided by the number of diluted shares used in the earnings per share calculation.

The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent that have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. The non-cash write-off of deferred financing fees relates to the write-off of the remaining unamortized fees associated with our former credit agreement which was refinanced in April 2017.

We believe excluding non-cash foreign currency translation gains or losses, the after-tax impact of the non-cash write off of deferred financing fees, the after-tax impact of business development costs, and the after-tax impact of gains or losses on sales of divested businesses provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and nine months ended September 30, 2017 and 2016:

(in thousands, except per share data)      Three Months Ended September 30,
                                         -----------------------------------
                                                        2017
                                         -----------------------------------
                                          Income
                                          before
                                          income   Income     Net      per
                                          taxes      tax     income   share
As Reported                              $13,033  $ (4,668) $ 8,365  $ 0.38

Adjustments:
 Plus: Loss on sale of divested
  businesses                                   -         -        -       -
 Non-cash foreign currency translation
  (gain) loss                               (682)      244     (438)  (0.02)
 Plus: Business development costs            330      (118)     212    0.01
                                         -----------------------------------

As Adjusted                              $12,681  $ (4,542) $ 8,139  $ 0.37
                                         ===================================

Shares used in earnings per diluted
 share calculation                                           21,931
                                                            ========

(in thousands, except per share data)       Nine Months Ended September 30,
                                         -----------------------------------
                                                         2017
                                         -----------------------------------
                                          Income
                                          before
                                          income    Income     Net     per
                                           taxes     tax     income   share
As Reported                              $29,064  $(10,465) $18,599  $ 0.85

Adjustments:
 Non-cash foreign currency translation
  gain                                    (1,197)      431     (766)  (0.03)
 Less: Gain on sale of divested business       -         -        -       -
 Plus: non-cash write-off of deferred
  financing fees related to former
  credit agreement                         5,461    (1,966)   3,495    0.16
 Plus: Business development costs            383      (138)     245    0.01
                                         -----------------------------------

As Adjusted                              $33,711  $(12,138) $21,573  $ 0.99
                                         ===================================

Shares used in earnings per diluted
 share calculation                                           21,893
                                                            ========

(in thousands, except per share data)     Three Months Ended September 30,
                                        ------------------------------------
                                                        2016
                                         -----------------------------------
                                          Income
                                          before
                                          income   Income     Net      per
                                          taxes      tax     income   share
As Reported                              $16,392  $ (6,278) $10,114  $ 0.46

Adjustments:
 Plus: Loss on sale of divested
  businesses                                 173       (66)     107       -
 Non-cash foreign currency translation
  (gain) loss                                276      (106)     170    0.01
 Plus: Business development costs             63       (24)      39       -
                                         -----------------------------------

As Adjusted                              $16,904  $ (6,474) $10,430  $ 0.47
                                         ===================================

Shares used in earnings per diluted
 share calculation                                           21,804

(in thousands, except per share data)     Nine Months Ended September 30,
                                        ------------------------------------
                                                         2016
                                        ------------------------------------
                                          Income
                                          before
                                          income    Income     Net     per
                                           taxes     tax     income   share
As Reported                              $43,397  $(16,828) $26,569  $ 1.22

Adjustments:
 Non-cash foreign currency translation
  gain                                      (323)      125     (198)  (0.01)
 Less: Gain on sale of divested business  (2,034)      789   (1,245)  (0.06)
 Plus: non-cash write-off of deferred
  financing fees related to former
  credit agreement                             -         -        -       -
 Plus: Business development costs            499      (193)     306    0.01
                                         -----------------------------------

As Adjusted                              $41,539  $(16,107) $25,432  $ 1.16
                                         ===================================

Shares used in earnings per diluted
 share calculation                                           21,780
                                                            ========

Contact:
Alison Ziegler
Darrow Associates
(201)220-2678
aziegler@darrowir.com
www.usecology.com